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                                                                    EXHIBIT 23.3



                 [FELDMAN FINANCIAL ADVISORS, INC. LETTERHEAD]




February 4, 1998


Board of Directors
Atlantic Liberty Savings, F.A.
186 Montague Street
Brooklyn, New York  11201

Gentlemen:

We hereby consent to the use of our name and summary of our valuation opinion, as referenced in the Application for Approval of Reorganization (the "Application") filed by Atlantic Liberty Savings, F.A. (the "Association") with the Office of Thrift Supervision, regarding the estimated aggregate pro forma market value of the Association in connection with its reorganization from mutual to stock form and simultaneous offering for sale of a minority ownership interest of shares of common stock by Brooklyn Heights Bancorp (the "Company").

We also consent to reference in the Application the summary of our opinion as to the value of subscription rights granted by the Association. We further consent to the use of our name and summary opinions as noted above in the Registration Statement and Prospectus filed by the Company with the Securities and Exchange Commission.

Sincerely,


/s/ FELDMAN FINANCIAL ADVISORS, INC.

FELDMAN FINANCIAL ADVISORS, INC.